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Exhibit 10.51

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is entered into this 12th day of November 2012 (the “Effective Date”) by and among Tekmira Pharmaceuticals Corporation, a British Columbia corporation with a principal place of business at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8 (“TPC”), Protiva Biotherapeutics Inc., a wholly-owned subsidiary of TPC and a British Columbia corporation with a principal place of business at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8 (“Protiva”), Alnylam Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 300 Third Street, Cambridge, MA 02142 (“Alnylam”), and AlCana Technologies, Inc., a British Columbia corporation with a principal place of business at 2714 West 31st Avenue, Vancouver, British Columbia, Canada V6L 2A1 (“AlCana”). Each of TPC, Protiva, Alnylam, and AlCana shall be considered a “Party,” and collectively they shall be considered the “Parties.”

WHEREAS, on or about January 8, 2007, Alnylam and Inex Pharmaceuticals Corp. (“Inex”) entered into License and Collaboration Agreement (the “Original Inex-Alnylam LCA”);

WHEREAS, on or about January 8, 2007, Inex sublicensed to Alnylam certain technology that Inex had licensed from the University of British Columbia (“UBC”) (the agreement and all amendments are referred to as the “UBC Sublicense”);

WHEREAS, on or about August 14, 2007, Alnylam and Protiva entered into a Cross-License Agreement (the “Original Alnylam-Protiva CLA”);

WHEREAS, on or about May 28, 2008, Protiva and TPC, which had by then acquired Inex’s assets including Inex’s assignment of the Original Inex-Alnylam LCA, agreed to a Share

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Purchase Agreement pursuant to which TPC purchased all outstanding shares of Protiva, and Protiva became a wholly-owned subsidiary of TPC (the combined entity hereafter referred to as “Tekmira”);

WHEREAS, on or about May 30, 2008, Tekmira and Alnylam agreed to new licensing and collaboration arrangements that superseded and replaced the Original TPC-Alnylam LCA and the Original Alnylam-Protiva CLA, specifically the Amended and Restated License and Collaboration between TPC and Alnylam (the “Amended TPC-Alnylam LCA”) and the Amended and Restated Cross-License Agreement between Alnylam and Protiva (the “Amended Alnylam-Protiva CLA”);

WHEREAS, on or about October 15, 2008, Tekmira terminated the employment of a number of employees, including, among others, Dr. Thomas Madden, Dr. Michael Hope, Dr. Barbara Mui, and Dr. Ying Tam;

WHEREAS, on or about January 2, 2009, Tekmira and Alnylam entered into the Development, Manufacturing and Supply Agreement (the “Manufacturing Agreement”);

WHEREAS, on or about January 8, 2009, the Alnylam-TPC research collaboration expired;

WHEREAS, on or about January 26, 2009, Alnylam retained certain former Tekmira employees and/or contractors as Alnylam consultants, including Dr. Madden, Dr. Hope, Dr. Mui, Dr. Tam, Dr. Steven Ansell, and Dr. Jianxin Chen;

WHEREAS, on or about February 13, 2009, Dr. Madden, Dr. Hope, Dr. Mui, Dr. Tam, Dr. Ansell, Dr. Chen and others formed AlCana;

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WHEREAS, on or about July 27, 2009, Alnylam, TPC, Protiva, AlCana, and UBC entered into a Supplemental Agreement (the “Supplemental Agreement”) that, among other things, provided for (i) the termination of Alnylam’s consulting arrangement with Dr. Madden, Dr. Hope, Dr. Mui, Dr. Tam, Dr. Ansell, and Dr. Chen, (ii) a collaborative research arrangement involving Alnylam, AlCana and UBC relating to, among other things, the discovery of novel lipids (the “Sponsored Research Agreement”), and (iii) licenses to TPC and Protiva permitting certain use of discoveries made during the consulting arrangements or the Alnylam-AlCana-UBC collaboration;

WHEREAS, on or about August 14, 2009, the Alnylam-Protiva research collaboration expired;

WHEREAS, on or about December 9, 2009, Alnylam and AlCana entered into the InterfeRx Option Agreement (the “Option Agreement”);

WHEREAS, on or about February 28, 2011, the Unites States Board of Patent Appeals and Interferences declared an interference proceeding between Alnylam, which is the assignee of U.S. Patent No. 7,718,629, and Protiva, which is the assignee of U.S. Patent Application No. 11/807,872, captioned Protiva Biotherapeutics, Inc. v. Alnylam Pharmaceuticals, Inc., Patent Interference No. 105792 (the “Interference Proceeding”), relating to Alnylam’s and Protiva’s separate patent claims to the same siRNA sequence;

WHEREAS, on or about March 16, 2011, TPC and Protiva filed a lawsuit in the Massachusetts Superior Court for Suffolk County, Tekmira Pharmaceuticals Corp., et al. v. Alnylam Pharmaceuticals, Inc., et al., Civ. A. No. 11-1010-BLS2 (the “Massachusetts State Court Action”), alleging that, among other things, Alnylam had misappropriated certain claimed

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trade secrets and other confidential information that Tekmira provided to Alnylam in connection with the research collaborations in violation of common law and certain statutes including Mass. Gen. Laws ch. 93, § 42 (trade secrets), Mass. Gen. Laws ch. 266, § 91 (false advertising), and Mass. Gen. Laws ch. 93A (unfair and deceptive trade practices);

WHEREAS, on or about April 6, 2011, Alnylam answered Tekmira’s complaint in the Massachusetts State Court Action, denying any and all wrongdoing or liability and asserting counterclaims for, among other things, breach of contract and violation of Mass. Gen. Laws ch. 93A;

WHEREAS, on or about June 3, 2011, Tekmira filed an amended complaint in the Massachusetts State Court Action which added AlCana as a defendant and asserted new claims, allegations and theories, including, among other things, breach of contract, misappropriation of trade secrets in violation of Mass. Gen. Laws ch. 93, § 42, civil conspiracy, tortious interference with contractual relationships, false advertising in violation of Mass. Gen. Laws ch. 266, § 91, and violation of Mass. Gen. Laws ch. 93A;

WHEREAS, on or about June 28, 2011, Alnylam answered the amended complaint in the Massachusetts State Court Action, denying any and all wrongdoing or liability and asserting counterclaims for, among others, breach of contract, misappropriation of trade secrets in violation of Mass. Gen. Laws ch. 93, § 42, and violation of Mass. Gen. Laws ch. 93A;

WHEREAS, on or about July 15, 2011, AlCana answered the amended complaint in the Massachusetts State Court Action, denying any and all wrongdoing or liability and asserting counterclaims for breach of the Supplemental Agreement and violation of Mass. Gen. Laws ch. 93A;

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WHEREAS, on or about August 4, 2011, Tekmira answered AlCana’s counterclaims in the Massachusetts State Court Action, denying any and all wrongdoing or liability;

WHEREAS, on or about October 11, 2011, Tekmira answered Alnylam’s counterclaims in the Massachusetts State Court Action, denying any and all wrongdoing or liability;

WHEREAS, on or about November 16, 2011, TPC filed an action in the Supreme Court of British Columbia, Canada against Drs. Madden, Hope, and Mui individually, captioned Tekmira Pharmaceuticals Corp. v. Michael Hope, et al., No. S117660 (the “B.C. Action”), alleging that they had breached purported common law and contractual duties to TPC;

WHEREAS, on or about February 24, 2012, Dr. Madden, Dr. Hope, and Dr. Mui responded to TPC’s complaint in the B.C. Action, denying any and all wrongdoing or liability;

WHEREAS, on or about January 17, 2012, Alnylam and Isis Pharmaceuticals, Inc. filed a lawsuit in the United States District Court for the District of Massachusetts, captioned Alnylam Pharmaceuticals, Inc., et al. v. Tekmira Pharmaceuticals Corp., Civ. A. No. 1:12-CV-10087 (the “U.S. Infringement Action”), alleging that Tekmira has infringed U.S. Patent No. 7,695,902, U.S. Patent No. 6,858,225; U.S. Patent No. 6,815,432; U.S. Patent No. 6,534,484; U.S. Patent No. 6,586,410; and U.S. Patent No. 6,858,224;

WHEREAS, on or about September 25, 2012, Alnylam filed a lawsuit in the Federal Court of Canada, captioned Alnylam Pharmaceuticals, Inc., et al. v. Tekmira Pharmaceuticals Corp., Court File No. T-1783-12 (the “Canadian Infringement Action”), alleging that Tekmira infringed CA Patent No. 2,359,180;

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WHEREAS, through the aforementioned litigation matters, the Parties have obtained voluminous information about the claims and defenses in these matters;

WHEREAS, having consulted with competent counsel of their own choosing, each Party wishes to resolve the aforementioned disputes amicably and without the need for further litigation;

WHEREAS, concurrent with this Agreement, Alnylam and Tekmira have agreed to a Cross-License Agreement dated November 12, 2012 (the “2012 Cross-License Agreement”), which supersedes and replaces the Amended TPC-Alnylam LCA, the Amended Alnylam-Protiva CLA, and the Supplemental Agreement as it relates to Alnylam and Tekmira.

WHEREAS, concurrent with this Agreement, AlCana and Tekmira have agreed to a binding term sheet, attached hereto as Exhibit A (the “Binding Term Sheet”);

NOW AND THEREFORE, in consideration of the promises and conditions set forth herein and in the 2012 Cross-License Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Dismissal of All Disputes with Prejudice: Simultaneously with the complete execution of this Agreement, the Parties shall direct their respective counsel to execute Stipulations of Dismissal with Prejudice dismissing all claims and counterclaims that were or could have been asserted in the Massachusetts State Court Action, U.S. Infringement Action, Canadian Infringement Action, and B.C. Action, and in the case of the Interference Proceeding, a Request for Adverse Judgment providing that Alnylam concedes priority to Protiva with respect to all claims that correspond to Counts 1-5, i.e., claims 34, 36, 38, and 40-43 of Protiva

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U.S. Application 11/807,872; claims 1-6, 8, 10, 12-18, 21-22, and 32-33 of Alnylam U.S. Patent 7,718,629; and claims 32-38 of Alnylam U.S. Application 13/165,568, and requesting that an adverse judgment be entered against Alnylam as to these claims and priority be awarded to Protiva for U.S. Application 11/807,872. The plaintiffs in each matter, or in the case of the Interference Proceeding, Alnylam, shall file the relevant stipulation in the appropriate matter no later than one business day after the Effective Date. All Parties will bear their own attorneys’ fees and costs, and waive all rights of appeal.

2. Assignment of Protiva Patent Application in Interference Proceeding: Simultaneously with the complete execution of this Agreement and the 2012 Cross-License Agreement, Protiva hereby assigns to Alnylam all of Protiva’s right, title and interest in and to U.S. Patent Application No. 11/807,872, with no additional payment due to Tekmira and will record such assignment with the U.S. Patent and Trademark Office within [**] business days of the Effective Date.

3. Mutual General Releases: The Parties hereby exchange the following general releases, which they intend to be construed as broadly and inclusively as legally permissible:

a. Tekmira’s Release of Alnylam: Tekmira, including both TPC and Protiva, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, both together and individually, release and forever discharge Alnylam and each of its past and present parents, subsidiaries, departments and divisions, and the predecessors and successors in interest, and each of the current and former employees, officers, directors, attorneys, and insurers or any of the foregoing (collectively, the “Alnylam Released Parties”),

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and each of them, jointly and severally, from any and all claims or counterclaims, causes, causes of action, counts, remedies, promises, damages, liabilities, obligations, judgments, suits, demands, actions, costs, expenses, fees, covenants, controversies, and agreements, of whatever kind or nature, anywhere in the world, whether at law, equity, statutory, administrative, arbitration or otherwise, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, which Tekmira, TPC and/or Protiva, may now have, have ever had, or in the future may have against any and each of the Alnylam Released Parties that are based on any material fact, known or unknown, in existence at any time prior to the Effective Date as well as all claims and counterclaims that were or could have been brought in the Massachusetts Superior Court Action, the U.S. Infringement Action, the Canadian Infringement Action, the Interference Proceeding, and/or the B.C. Action.

b. Alnylam’s Release of Tekmira: Alnylam, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, releases and forever discharges Tekmira, including both TPC and Protiva, and each of their past and present parents, subsidiaries, departments and divisions, and the predecessors and successors in interest, and each of the current and former employees, officers, directors, attorneys, and insurers, of any of the foregoing (collectively, the “Tekmira Released Parties”), and each of them, jointly and severally, from any and all claims or counterclaims, causes, causes of action, counts, remedies, promises, damages, liabilities, obligations, judgments, suits, demands, actions, costs, expenses, fees, covenants, controversies, and agreements, of whatever kind or nature, anywhere in the world, whether at law, equity, statutory, administrative, arbitration or otherwise, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, which Alnylam may now have, have ever had, or in the future may have against any and each of the

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Tekmira Released Parties that are based on any material fact, known or unknown, in existence at any time prior to the Effective Date as well as all claims and counterclaims that were or could have been brought in the Massachusetts Superior Court Action, the U.S. Infringement Action, the Canadian Infringement Action, the Interference Proceeding, and/or the B.C. Action.

c. Tekmira’s Release of AlCana: Tekmira, including both TPC and Protiva, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, both together and individually, release and forever discharge AlCana and each of its past and present parents, subsidiaries, departments and divisions, and the predecessors, and successors in interest, and each of the current and former employees, officers, directors, attorneys, and insurers of any of the foregoing (collectively, the “AlCana Released Parties”), and each of them, jointly and severally, from any and all claims or counterclaims, causes, causes of action, counts, remedies, promises, damages, liabilities, obligations, judgments, suits, demands, actions, costs, expenses, fees, covenants, controversies, and agreements, of whatever kind or nature, anywhere in the world, whether at law, equity, statutory, administrative, arbitration or otherwise, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, which Tekmira, TPC and/or Protiva, may now have, have ever had, or in the future may have against any and each of the AlCana Released Parties that are based on any material fact, known or unknown, in existence at any time prior to the Effective Date as well as all claims and counterclaims that were or could have been brought in the Massachusetts Superior Court Action and/or the B.C. Action.

d. AlCana’s Release of Tekmira: AlCana, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, releases and forever

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discharges the Tekmira Released Parties, and each of them, jointly and severally, from any and all claims or counterclaims, causes, causes of action, counts, remedies, promises, damages, liabilities, obligations, judgments, suits, demands, actions, costs, expenses, fees, covenants, controversies, and agreements, of whatever kind or nature, anywhere in the world, whether at law, equity, statutory, administrative, arbitration or otherwise, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, which AlCana may now have, have ever had, or in the future may have against any and each of the Tekmira Released Parties that are based on any material fact, known or unknown, in existence at any time prior to the Effective Date of the Agreement as well as all claims and counterclaims that were or could have been brought in the Massachusetts Superior Court Action and/or the B.C. Action.

e. Notwithstanding anything herein to the contrary,

i. even if based on any material, known or unknown fact in existence at any time prior to the Effective Date, the general releases and covenants not to sue set forth in this Agreement are not intended to and do not release the Parties from any of their obligations under this Agreement and are not intended to and do not prohibit claims for breach of this Agreement;

ii. even if based on any material, known or unknown fact in existence at any time prior to the Effective Date, the general releases and covenants not to sue set forth in this Agreement are not intended to and do not release the Parties from any of their obligations under the 2012 Cross-License Agreement or the Binding Term Sheet, as the case may be, and do not prohibit claims for breach of those agreements provided the breach arises after the Effective Date; further provided, however, that no Party may assert that any conduct, act, or omission by

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or on behalf of any released Party prior to the Effective Date constitutes a breach of any of the released Party’s obligations or duties under 2012 Cross-License Agreement or the Binding Term Sheet; and

iii. even if based on any material, known or unknown fact in existence at any time prior to the Effective Date, the general releases and covenants not to sue set forth in this Agreement are not intended to and do not prohibit claims for patent infringement on patents filed on or after April 15, 2010 and which are not entitled to claim priority to any patent prior to April 15, 2010, whether or not the patents claim such priority, but solely for alleged infringing activities that occur after the Effective Date. To each Party’s Knowledge (as defined herein), no activities conducted by any other Party or any of their affiliates, licensees or sublicensees, including without limitation any Identified Sublicensee (as defined in section 4), prior to the Effective Date, will, if continued after the Effective Date, constitute infringement of any patent controlled by the Party making this representation, which patent was filed on or after April 15, 2010 and which is not entitled to claim priority to any patent prior to April 15, 2010. For purposes of this section 3.e.iii., “Knowledge” with respect to Tekmira means the actual knowledge as of the Effective Date of Mark Murray, Paul Brennan, Barry McGurl and/or Elizabeth Howard; with respect to Alnylam means the actual knowledge as of the Effective Date of Barry Greene, Laurence Reid and/or Steve Bossone; and with respect to AlCana means the actual knowledge as of the Effective Date of Tom Madden.

4. Specific Release of Third Party Sublicensees: Each Party acknowledges that the other Parties have sublicensed to the third parties identified on Exhibit B (the “Identified Sublicensees”) certain technology licensed from another Party under the Original TPC-Alnylam

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LCA, the Amended TPC-Alnylam LCA, the Original Alnylam-Protiva CLA, the Amended Alnylam-Protiva CLA, the Manufacturing Agreement, the Supplemental Agreement, and/or the UBC Sublicense Agreement (collectively, the “Original Agreements”).

a. To the extent that the Parties have sublicensed or granted options to license such technology to third parties in accordance with the Parties’ Original Agreements, the rights of those third parties shall not be affected by this Agreement, the 2012 Cross-License Agreement or the Binding Term Sheet.

b. For each of Alnylam’s and AlCana’s Identified Sublicensees respectively, Tekmira, for good and valuable consideration from Alnylam and AlCana, the receipt and sufficiency of which is hereby acknowledged, releases that sublicensee from any and all claims or counterclaims, causes, causes of action, counts, remedies, promises, damages, liabilities, obligations, judgments, suits, demands, actions, costs, expenses, fees, covenants, controversies, and agreements anywhere in the world, whether at law, equity, statutory, administrative, arbitration or otherwise, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, based on that sublicensee’s acquisition or use of Tekmira’s alleged confidential information and trade secrets at issue in the Massachusetts Superior Court Action or the B.C. Action that the sublicensee received from Alnylam or AlCana prior to [**], with the exception of claims for patent infringement.

c. For each of Tekmira’s Identified Sublicensees, Alnylam and AlCana, for good and valuable consideration from Tekmira, the receipt and sufficiency of which is hereby acknowledged, release that sublicensee from any and all claims or counterclaims, causes, causes of action, counts, remedies, promises, damages, liabilities, obligations, judgments, suits,

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demands, actions, costs, expenses, fees, covenants, controversies, and agreements anywhere in the world, whether at law, equity, statutory, administrative, arbitration or otherwise, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, based on that sublicensee’s acquisition or use of Alnylam’s or AlCana’s alleged confidential information and trade secrets at issue in the Massachusetts Superior Court Action that the sublicensee received from Tekmira prior to [**], with the exception of claims for patent infringement, other than claims subject to the release provided in section 4.d. below.

d. Alnylam, for good and valuable consideration from Tekmira, the receipt and sufficiency of which is hereby acknowledged, further releases Tekmira’s Identified Sublicensees from any and all claims or counterclaims, causes, causes of action, counts, remedies, promises, damages, liabilities, obligations, judgments, suits, demands, actions, costs, expenses, fees, covenants, controversies, and agreements anywhere in the world, whether at law, equity, statutory, administrative, arbitration or otherwise, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, for infringement of patent claims at issue in the U.S. Infringement Action and Canadian Infringement Action.

e. For the avoidance of doubt, nothing in this section 4 shall operate to release any claims the Parties may have pursuant to their own respective agreements with an Identified Sublicensee.

5. Covenant Not to Sue:

a. Each Party hereby covenants not to file or assert in any lawsuit, arbitration, or other proceeding of any nature, anywhere in the world, any and all claims or

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counterclaims, causes, causes of action, counts, remedies, promises, damages, liabilities, obligations, judgments, suits, demands, actions, costs, expenses, fees, covenants, controversies, and agreements that are within the scope of the releases set forth in sections 3 and 4 above. For avoidance of doubt, this covenant shall not prohibit the filing or assertion of any claims for breach of this Agreement, the 2012 Cross-License Agreement, the Binding Term Sheet, or patent infringement, as set forth in sections 3.e.i., ii and iii above.

b. If any Party is found by any court, arbitrator or other tribunal to have breached this covenant not to sue, that Party shall pay each released Party against whom a released claim has been asserted sixty-five million dollars in United States funds ($65,000,000.00) as a liquidated damage, not as a penalty. This liquidated damages provision shall not apply to or be enforceable by the Identified Sublicensees referenced in section 4 above.

6. Termination or Amendment of Prior Agreements:

a. The Parties agree that the terms of this Agreement, the 2012 Cross-License Agreement and the Binding Term Sheet shall extinguish, supersede, and replace their rights and obligations under the Supplemental Agreement and Sponsored Research Agreement solely as between and among each other; provided, however, Alnylam’s payment obligations to UBC (for the benefit of UBC and AlCana, as referenced in section 7.b., below) under the Supplemental Agreement and Sponsored Research Agreement shall survive the execution of this Agreement, the 2012 Cross-License Agreement and the Binding Term Sheet, and shall also survive any termination of the Supplemental Agreement or Sponsored Research Agreement, in each case for the duration of the applicable Royalty Term (as defined in the Sponsored Research Agreement).

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b. In addition:

i. Any and all other prior agreements between Alnylam and Tekmira, TPC, and/or Protiva, whether oral or written, are hereby terminated as of the Effective Date with the sole exceptions of the (i) UBC Sublicense (under which Alnylam shall continue to have sublicenses to all patent rights that were sublicensed to Alnylam under the terms of the UBC Sublicense immediately prior to the Effective Date, including such patent rights sublicensed to Alnylam under the terms of the UBC Sublicense as provided in the Supplemental Agreement); and (ii) Mutual Confidential Disclosure Agreement made as of April 9, 2012. Alnylam and Tekmira acknowledge and agree that simultaneously with the complete execution of this Agreement they have entered into the 2012 Cross-License Agreement that shall survive.

ii. Tekmira and AlCana agree that any and all prior agreements between them, whether oral or written, are hereby terminated. AlCana and Tekmira acknowledge and agree that simultaneously with the complete execution of this Agreement they have entered into the Binding Term Sheet that shall survive.

iii. Alnylam and AlCana agree that the Option Agreement between them is hereby terminated and that the three InterfeRx options granted thereunder will be granted by Alnylam to Tekmira under to the 2012 Cross-License Agreement in exchange for the consideration provided by Tekmira to AlCana pursuant to the Binding Term Sheet.

c. Alnylam and Tekmira acknowledge and agree that an amendment to the UBC Sublicense is desirable in order to harmonize the UBC Sublicense with certain agreements of the Parties reflected in this Agreement and the 2012 Cross-License Agreement, such that the UBC Patents are included in Tekmira Patents (as such terms are defined in the 2012 Cross-License

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Agreement). Accordingly, Alnylam and Tekmira agree that they shall work in good faith to negotiate and enter into an appropriate amendment to the UBC Sublicense as soon as practicable following the Effective Date. Tekmira and Alnylam hereby agree that until and unless the UBC Sublicense is amended, Tekmira retains its rights to milestones and royalties with respect to the UBC Patents, as such rights have been amended in the 2012 Cross-License Agreement, and that until and unless the UBC Sublicense is amended, the licenses under the Patent(s) (as defined in the UBC Sublicense) granted back to Tekmira by Alnylam pursuant to Section 3.2(b) of the UBC Sublicense shall be limited to such Patent(s) that were filed, or that claim priority to such a Patent that was filed, before April 15, 2010.

d. For the period from the Effective Date until the such time as the amendment to the UBC Sublicense contemplated in paragraph (c) above becomes effective, the licenses under the Patent(s) granted back to Tekmira by Alnylam pursuant to Section 3.2(b) of the UBC Sublicense shall be expanded to grant Tekmira such licenses with respect to all Tekmira Products (as defined in the 2012 Cross-License Agreement); provided that, such expanded license back to Tekmira shall be a non-exclusive license with respect to Tekmira Products directed to Tekmira Non-Exclusive Targets (as defined in the 2012 Cross-License Agreement).

e. Alnylam hereby covenants that it and its Existing Affiliates will not initiate any legal suit against Tekmira or any of its Existing Affiliates asserting that:

i. any internal Research performed solely by Tekmira or its Existing Affiliates (and not with any Third Party) and solely for the purpose of identifying a Target for selection as a Tekmira Additional Target during the period starting on the Effective Date and

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continuing until the earlier of (A) the [**] anniversary of the Effective Date and (B) such date that Tekmira completes its selection of the Tekmira Additional Targets pursuant to Article III of the 2012 Cross-License Agreement; or

ii. the formulating in LNP Formulations by Tekmira or any of its Existing Affiliates of oligonucleotides controlled by any bona fide Third Party pharmaceutical collaborator on behalf of such Third Party and solely for Research (but not Development or Commercialization);

constitutes infringement and/or misappropriation of the UBC Patents. For clarity, the Parties agree that the covenants set forth in this section 6.e do not extend to any Third Party.

Capitalized terms used in this section 6.e. and not otherwise defined in this Agreement shall have the meanings ascribed to them in the 2012 Cross-License Agreement.

7. AlCana Assignment of Milestone and Royalty Payments to Tekmira:

a. Tekmira, Protiva and AlCana agree to the terms of the Binding Term Sheet attached hereto as Exhibit A. Alnylam agrees to the terms of the Binding Term Sheet to the extent that its rights are implicated therein.

b. For avoidance of doubt, Alnylam and AlCana represent and warrant that after the execution of this Agreement and the 2012 Cross-License Agreement, Alnylam will continue to be obligated under the Sponsored Research Agreement to pay UBC (for the benefit of UBC and AlCana) milestone payments (as set forth in the Sponsored Research Agreement) and royalties on Net Sales (as defined in the Sponsored Research Agreement) of any Alnylam Product containing the MC3 lipid at a royalty rate of [**]% (subject to reduction pursuant to

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Section 8.4.2.(b) of the Sponsored Research Agreement) for the duration of the applicable Royalty Term (as defined in the Sponsored Research Agreement). AlCana represents and warrants that, as of the Effective Date, UBC, in turn, is obligated to pay to AlCana [**]% of such milestone and royalty payments UBC receives from Alnylam for the ALN-TTR02 product and that, as of the Effective Date, AlCana is not aware of any claim by UBC that would reduce such percentage of milestone and royalty payments for the ALN-TTR02 product due to AlCana in future. Pursuant to the Binding Term Sheet, AlCana agrees to provide Tekmira with [**]% of such milestone and royalty payments AlCana receives from UBC.

c. Alnylam consents to AlCana’s assignment of its milestone and royalty payments to Tekmira as set forth herein, pursuant to the terms of the Binding Term Sheet. Alnylam and AlCana covenant that they will not terminate, amend, or otherwise modify the contractual rights and obligations between and among themselves and UBC in a manner that would impair Tekmira’s right to receive the milestone and royalty payments AlCana is assigning to Tekmira under this Agreement and the Binding Term Sheet.

d. Alnylam and AlCana represent and warrant that they have no contractual rights and/or obligations between and/or among themselves and UBC that are inconsistent with the terms of this Agreement and the 2012 Cross-License and their obligations thereunder.

8. Public Statements: Following the complete execution of this Agreement and at a date and time that agreed to by the Parties in writing, or otherwise if required by law, the Parties will issue the mutually agreed upon press-releases attached hereto as Exhibits C-1 and C-2. They will thereafter make no further public statement about the Massachusetts State Court Action, the Interference Proceeding, the U.S. Infringement Action, the Canadian Infringement

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Action, or the B.C. Action, or with respect to the subject matter of any of those disputes that is substantially inconsistent with the press-release in Exhibits C-1 and C-2 or the content set forth within the mutually acceptable questions and answers document attached as Exhibit C-3.

9. Confidentiality:

a. All negotiations, communications, documents, drafts, and other materials and information relating to and in connection with this Agreement, including all of its terms, shall be treated as strictly private and confidential by the Parties and shall not be disclosed to any third party, disseminated to the public, or released to the press; except that: (i) the Parties may disclose the terms reflected in a redacted copy of this Agreement, to be agreed upon among the Parties promptly following the Effective Date, but only to the extent reasonably necessary to comply with a regulatory requirement, including the rules and regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States; (ii) disclosure of the terms reflected in the redacted copy of this Agreement, as agreed upon among the Parties, is permitted if reasonably required in order for a Party to obtain financing or conduct discussions with actual or prospective development or commercialization partners provided that the recipient is bound by an obligation of confidentiality; and (iii) any Party may disclose the terms reflected in the redacted copy of this Agreement, as agreed upon among the Parties, to an affiliate, actual or prospective collaborator, financial advisor, auditor, lender, rating agency, legal counsel, or consultant with a legitimate business need to be informed provided that such person or entity first agrees in writing to protect the confidentiality of the information.

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b. If a Party is required by judicial or administrative process to disclose any information subject to the preceding paragraph, such Party shall promptly inform each other Party of the disclosure that is being sought in order to provide the each other Party an opportunity to challenge or limit the disclosure obligations. If any Party intends to challenge or limit disclosure, it shall notify the other Party and promptly take commercially reasonable steps to ask an appropriate judicial or administrative body to preclude or limit disclosure. No Party may disclose any information about the Agreement until any such motion or challenge is resolved. Any such information that is disclosed in a judicial or administrative process shall remain otherwise subject to the confidentiality provisions in the preceding paragraph, and the Party disclosing such information shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such information.

10. Future Disputes: The Parties agree that any disputes that arise between them during the period ending on the third anniversary of the Effective Date, including without limitation, claims relating to the enforcement of this Agreement, shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted by a panel of three persons experienced in large commercial disputes who are independent of the arbitrating Parties and neutral with respect to the dispute presented for arbitration. Within [**] days after initiation of arbitration, each arbitrating Party shall select one person to act as an arbitrator and the Party-selected arbitrators shall select an additional arbitrator within [**] days of their appointment. If the arbitrators selected by the

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Parties are unable or fail to agree on the third arbitrator, the additional arbitrator shall be appointed by the AAA. The place of the arbitration shall be in Chicago, Illinois, USA, and all proceedings and communications shall be in English.

11. Agreement Regarding AlCana: Tekmira agrees not to acquire, whether itself or through a third party, a controlling interest in AlCana for a period of [**] years after the Effective Date.

12. General Provisions:

a. Knowing and Voluntary Entry into this Agreement: Each Party agrees that no other Party has made any representation to it of any kind whatsoever, whether oral or in writing, upon which that Party has relied in entering into this Agreement. Each Party further agrees that in entering into this Agreement, it has received independent legal advice from competent counsel of its choosing. Each Party enters into this Agreement of its own volition, without compulsion of any kind, and after a full and fair opportunity to consider this matter with its own legal advisor.

b. No Admissions or Concessions by Virtue of this Agreement: Each Party to this Agreement acknowledges and agrees that this Agreement is a compromise of claims which the Parties have entered into solely for the purpose of avoiding the burdens, inconvenience, and expense of continuing disputes and litigation. Nothing in this Agreement, or the negotiations that preceded the Agreement, shall be construed to be or deemed an admission or concession by any Party of any liability or wrongdoing, or as an infirmity of any claim or defense. Nor shall it be construed as an admission or concession as to the amount that any Party

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could or would have recovered at trial. Neither this Agreement nor anything related to the negotiations that preceded it may be offered against the Alnylam Released Parties, the AlCana Released Parties, or the Tekmira Released Parties in any proceeding with the sole exception of a proceeding to enforce the terms of this Agreement.

c. No Prior Assignment of Claims: Each Party represents and warrants that it has not voluntarily or involuntarily assigned, pledged, liened or otherwise sold or transferred in any manner whatsoever to any other person or entity, either by instrument, in writing or otherwise, any right, action, claim or counterclaim, cause, cause of action, action, count, remedy, promise, damage, liability, debt, due, sums of money, account, reckoning, obligation, judgment, writ of execution, lien, levy, attachment, suit, demand, cost, expense, fee, bond, bill, specialty, covenant, controversy, agreement, set-off, third party action or proceeding of whatever kind or nature, or any portion thereof, to be released under sections 3 and 4 above.

d. Third Party Beneficiaries: The Parties acknowledge and agree that this Agreement is made solely for the benefit of the Parties hereto, as well as the non-parties identified in the releases set forth in sections 3 and 4 and the covenant not to sue set forth in section 5, each of whom are intended third-party beneficiaries to this Agreement (the “Third Party Beneficiaries”). The Parties further acknowledge and agree that the Third Party Beneficiaries have the right to enforce the provisions in this Agreement to the extent necessary to protect any rights granted to them in this Agreement. Except as provided in the preceding two sentences, this Agreement does not create any other rights, claims or benefits inuring to any person or entity that is not a party to this Agreement, nor does it create any other third party beneficiary hereto.

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e. Applicable Law: This Agreement shall be governed, interpreted and enforced according to the laws of the State of Delaware, without regard to any conflict of law provisions.

f. Invalidity: With the exception of the releases set forth in sections 3 and 4 above and the covenant not to sue set forth in section 5 above, if any provision, or portion thereof, of this Agreement is held invalid, void or unenforceable under any applicable statute or rule of law, only that provision, or portion thereof, shall be deemed omitted from this Agreement, and only to the extent to which it is held invalid, and the remainder of the Agreement shall remain in full force and effect. If any portion of the releases set forth in sections 3 and 4 or the covenant not to sue set forth in section 5 is deemed invalid, it shall be rewritten to conform to the provisions written in this Agreement to the maximum extent permitted by law.

g. Entire Agreement: This Agreement (including the Binding Term Sheet) and the 2012 Cross-License Agreement constitute the entire agreement and understanding between the Parties relating to the subject matter of this Agreement (including the Binding Term Sheet) and the 2012 Cross-License Agreement, and supersede all previous written or oral representations, agreements, drafts and understandings between the Parties. Each Party warrants and represents that no representation or statement of any kind whatsoever, other than in the terms and provisions in this Agreement (including the Binding Term Sheet) and the 2012 Cross-License Agreement, was made to it that in any way whatsoever induced it to enter this Agreement.

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h. Written Modification: This Agreement may only be varied or modified by a written agreement signed by duly authorized representatives of all of the Parties hereto; provided, however, that the material terms of the Binding Term Sheet shall be confirmed by a subsequent written agreement signed by duly authorized representatives of Tekmira and AlCana.

i. Execution in Counterparts: This Agreement may be executed in counterparts and transmitted by email or facsimile, each of which shall be deemed an original and any set of which, when taken together, shall constitute one and the same instrument and be sufficient proof of the instrument so constituted.

j. Binding Agreement between the Parties: This Agreement shall be binding on and inure to the benefit of the Parties, their legal representatives, and their successors.

k. Paragraph Headings: The paragraph headings form no part of this Agreement and may not be used to construe the provisions of this Agreement.

l. Construction of Agreement: Each Party and its counsel have participated in the drafting of this Agreement. The Agreement shall not be construed for or against any Party as the draftsperson hereof. In addition, as used in this Agreement, (a) words of any gender include all genders; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the word “including” shall mean “including, but not limited to.”

m. Authority: The Parties represent that each person signing this Agreement on behalf of a Party has the full power and authority to enter into the Agreement.

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n. Additional Documents: Each Party agrees to execute any additional documents and to take further action which reasonably may be required to consummate this Agreement and/or otherwise fulfill the intent of the Parties.

[Signature Page Follows.]

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.		TEKMIRA PHARMACEUTICALS CORPORATION

By:	/s/ Barry Greene	By:	/s/ Mark J. Murray

Print Name:	/s/ Barry Greene	Print Name:	Mark J. Murray

Title:	President and Chief Operating Officer	Title:	President & CEO

ALCANA TECHNOLOGIES, INC.		PROTIVA BIOTHERAPEUTICS INC.

By:	/s/ T.D. Madden	By:	/s/ Mark J. Murray

Print Name:	Thomas Madden	Print Name:	Mark J. Murray

Title:	President and CEO	Title:	President & CEO

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EXHIBIT A

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TEKMIRA – ALCANA SETTLEMENT BINDING TERM SHEET

This is a confidential, binding summary of settlement terms between Tekmira Pharmaceuticals Corp. and Protiva Biotherapeutics, Inc. (collectively “Tekmira”), on one hand, and AlCana Technologies, Inc. (“AlCana”) on the other hand. This document is intended to and does create expectancies and legally binding rights and obligations. The parties expect to enter into a further agreement implementing these terms in more detail.

Definitions:

“Effective Date” has the same meaning as in the accompanying Settlement Agreement to which this Binding Term Sheet is attached.

“Field of Use” means the delivery of an RNAi Product for any and all purposes.

“Intellectual Property” means any and all discoveries, inventions, information, knowledge, know-how, trade secrets, designs, practices, methods, uses, compositions of matter, articles of manufacture, protocols, formulas, processes, assays, skills, experience, techniques, data, reports, and results of experimentation and testing and other scientific or technical information, patentable or otherwise, controlled by a party after the Effective Date.

“Licensed Product” means any product, good, or service covered by a claim of the Tekmira controlled Intellectual Property or AlCana controlled Intellectual Property.

“siRNA” means a double-stranded ribonucleic acid (RNA) composition designed to act primarily through an RNA interference mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

“RNAi Product” means a product containing, comprised of or based on siRNA, Dicer Substrates, Multivalent RNA, or any derivatives thereof, which are effective in gene function modulation and designed to modulate the function of particular genes or gene products by causing degradation through RNA interference of a Target mRNA to which such siRNAs or siRNA derivatives or moieties are complementary. For greater clarity, an RNAi Product shall not include Antisense.

“Sublicensable Product” means a Supplemental Field Product that has been developed by AlCana and for which AlCana has shown a pharmacological effect of that product against the Target in in vivo studies in a small animal species.

“Supplemental Field” means the delivery of (i) single-stranded oligonucleotides, either chemically modified or unmodified, acting through the RNase H mechanism or by or other

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mechanisms of translational arrest but excluding RNA interference involving RISC (“Antisense”) and (ii) DNA plasmids or messenger RNA (mRNA) either chemically modified or unmodified that are transcribed and/or translated into protein and wherein the pharmacological activity is dependent on expression of the protein (“Gene Therapy”).

“Supplemental Field Product” means a product containing, comprised of, or based on Antisense or Gene Therapy.

“Target” means: (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide or other macromolecule if said macromolecule is itself a polypeptide; (b) variants of a polypeptide (including any splice variant or fusions thereof), entity or nucleic acid described in clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, fungi, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target.

A.	LICENSE TO TEKMIRA’S LNP TECHNOLOGY

•

Tekmira will grant to AlCana a non-exclusive right to use the Tekmira Combined Licensed Technology and the Category 1 Patents (each as defined in the 2012 Cross-License Agreement between Tekmira and Alnylam referenced in the Settlement Agreement) for use in developing and commercializing Supplemental Field Products. The license granted to AlCana supersedes and replaces the licenses granted to AlCana by Alnylam and Tekmira in the current Supplemental Agreement

•	AlCana’s right to sub-license will be on a Sublicensable Product-by-Sublicensable Product basis.

•	In consideration for this license, AlCana will pay the following to Tekmira for a Supplemental Field Product (covered by Tekmira Intellectual Property)

Milestones

Milestone	Amount (U.S. Dollars)

[**]	[**	]

[**]	[**	]

[**]	[**	]

[**]	[**	]

[**]	[**	]

Royalties

Annual Net Sales (per product)	Royalty*

< $[**]	[**	]%

$[**] to $[**]	[**	]%

>$[**]	[**	]%

*	Royalty to be reduced by [**]% if covered only by a pending claim (to be defined), standard royalty offsets of [**]% will be included.

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B.	ALCANA’S LICENSE TO TEKMIRA

•	AlCana waives any milestone or royalty payments owed to AlCana by Tekmira under the Supplemental Agreement or Sponsored Research Agreement.

•	AlCana will grant to Tekmira a non-exclusive license to any AlCana Intellectual Property for use in RNAi Products.

•	In consideration for this license, Tekmira will pay the following to AlCana for an RNAi Product (covered by AlCana Intellectual Property).

Milestones

Milestone	Amount (U.S. Dollars)

[**]	[**	]

[**]	[**	]

[**]	[**	]

[**]	[**	]

[**]	[**	]

Royalties

Annual Net Sales (per product)	Royalty*

< $[**]	[**	]%

$[**] to $[**]	[**	]%

>$[**]	[**	]%

*	Royalty to be reduced by [**]% if covered only by a pending claim (to be defined), standard royalty offsets of [**]% will be included

C.	INTERFERX OPTION RIGHTS

•

AlCana agrees to terminate the InterfeRx Option Agreement with Alnylam dated as of December 9, 2009 (“Option Agreement”) and Alnylam will provide the three (3) InterfeRx options to Tekmira, provided that the options will be extended to a period of [**] years from the Effective Date, and will be subject to the terms and conditions of the 2012 Cross-License Agreement.

•	In consideration for the termination of the Option Agreement and the transfer of the options to Tekmira, Tekmira will pay to AlCana the following sums:

•	$[**] US within [**] days of the Effective Date.

•	$[**] US within [**] days of Tekmira successfully exercising each InterfeRx Option (it being understood that Tekmira will exercise its 4 previously negotiated options first)

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D.	SETTLEMENT AGREEMENT

•

Tekmira, Alnylam and AlCana will dismiss with prejudice and with each party bearing its own costs all claims and counterclaims commenced in the Massachusetts and British Columbia actions. The parties will execute full and final releases in favour of each other and instruct their counsel to file the appropriate documents with the court registries in each jurisdiction to cause the dismissal of the actions.

E.	NON-COMPETITION

•

AlCana will not undertake any activities by itself or with a third party specifically directed to research and development of a RNAi Product (except as allowed under Section H below) for a period of five (5) years after the Effective Date (“AlCana Non-Competition Period”).

F.	REVENUE SHARING FROM SPONSORED RESEARCH AGREEMENT

•

In exchange for a payment of $[**] US by Tekmira within [**] business days of execution of the further detailed agreement implementing this Binding Term Sheet, AlCana hereby agrees to provide Tekmira with [**]% of the milestone and royalty payments it receives from the University of British Columbia or Alnylam (directly or indirectly) as set forth in the Sponsored Research Agreement dated July 27th 2009, but solely with respect to Licensed Products covered by an Outstanding Claim of the UBC Controlled Patent Right (each as defined in the Sponsored Research Agreement) that was filed, or claims priority to a patent that was filed, before April 15, 2010. For the avoidance of doubt, AlCana and Alnylam represent and warrant that such Licensed Products include Alnylam products that include the MC3 lipid.

G.	AUDITS

At any given point in time, each Party will have on file complete and accurate records for the last [**] years of all net sales of products for which it is the paying Party, and AlCana shall have on file complete and accurate records for the last [**] years of all payments received from UBC and Alnylam. The other Party to this Agreement will have the right, [**] during each twelve (12) month period, to retain at its own expense an independent qualified certified public accountant reasonably acceptable to such Party to review such records solely for accuracy and for no other purpose upon reasonable notice and under a written obligation of confidentiality, during regular business hours. If the audit demonstrates that the payments owed under this Agreement have been understated, the audited Party will pay the balance to such other Party together with interest on such amounts from the date on which such payment obligation accrued at a rate equal to the then current [**]-day United States dollar LIBOR rate plus [**] percent per annum. If the underpayment is greater than five percent of the amount owed, then the audited Party will

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reimburse such other Party for its reasonable out-of-pocket costs of the audit. If the audit demonstrates that the payments owed under this Agreement have been overstated, such other Party to this Agreement will credit the balance against the next payment due from the audited Party (without interest).

H.	CHARITABLE FOUNDATION

AlCana is currently concluding an agreement with a charitable foundation (“Foundation”) covering a research and development program. The name of the Foundation will be disclosed in the detailed agreement. The planned research is directed at development of potential therapeutics for the treatment of a specific chronic and currently untreatable disease (“Foundation Disease”) [**]. The research program will include studies involving potential RNAi therapeutics. Tekmira agrees that AlCana will undertake this program under the following conditions:

i.	Any Intellectual Property that is generated in the collaboration will be called “Foundation IP”

ii.	All Foundation IP will be held and prosecuted by AlCana

iii.	AlCana will grant to Tekmira an exclusive license to the Foundation IP in the Field of Use, subject to the rights granted to the Foundation below

iv.	AlCana will grant to the Foundation exclusive rights to the Foundation IP related specifically to the Foundation Disease

The Foundation will pay to AlCana a [**]% royalty (less offsets) on Net Sales. AlCana will pass through [**]% of any royalty it obtains from the Foundation to Tekmira

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EXHIBIT B

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Alnylam Identified Sublicensees:

AlCana Technologies, Inc.

Ascletis Pharmaceuticals (Hangzhou) Co., Ltd.

Genzyme Corporation

Monsanto Company

Novartis Institutes for BioMedical Research, Inc.

Regulus Therapeutics Inc. (formerly Regulus Therapeutics LLC)

F. Hoffmann-La Roche Ltd, Hoffman-La Roche Inc. (and its assignee, Arrowhead Research Corporation)

Takeda Pharmaceutical Company Limited

University of British Columbia

Tekmira Identified Sublicensees

AlCana Technologies, Inc.

Bristol-Myers Squibb Co.

Merck & Co., Inc. (and Sirna Therapeutics, Inc.)

F. Hoffmann-La Roche Ltd, Hoffman-La Roche Inc. (and its assignee, Arrowhead Research Corporation)

AlCana Identified Sublicensees

Alnylam Pharamaceuticals, Inc.

University of British Columbia

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EXHIBIT C

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Contacts:

Alnylam Pharmaceuticals, Inc.

Cynthia Clayton

Vice President, Investor Relations and

Corporate Communications

617-551-8207

Amanda Sellers (Media)

Spectrum

202-955-6222 x2597

Alnylam and Tekmira Restructure Relationship and Settle All Litigation

Cambridge, Mass., November 12, 2012 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) announced today that they and Tekmira Pharmaceuticals Corporation have restructured their relationship with a new licensing agreement and have resolved all litigation between the parties in a settlement agreement. The new license agreement consolidates and clarifies certain intellectual property (IP) elements related to lipid nanoparticle (LNP) technology for RNAi therapeutics. Further, Alnylam has elected to independently manufacture its LNP-based RNAi therapeutic products and to buy-down certain future potential milestone payments and a significant portion of future potential royalties for its ALN-VSP, ALN-PCS, and ALN-TTR02 programs. The settlement of all ongoing litigation between the two companies allows Alnylam to continue to focus its efforts on advancing innovative medicines to patients.

“With this restructuring of our Tekmira relationship, we are gaining independence in our LNP manufacturing and decreasing the milestone and royalty burdens on several of our LNP-based products. Further, the companies have created clarity around the overall patent estate for LNP-based products, while ensuring Alnylam’s full access to use this technology for our products in the future. Of course, we are also pleased to put this legal matter behind us and continue our focus on advancing RNAi therapeutics through clinical trials with the goal of bringing them to the market where we can make an impact in the lives of patients and their caregivers,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Alnylam plans to continue to advance RNAi therapeutic products as part of its ‘Alnylam 5x15’ product strategy with LNP delivery technologies – as employed with ALN-TTR02, ALN-PCS, and ALN-VSP, in addition to the use of the company’s proprietary conjugate-based delivery technology – as employed with ALN-TTRsc, ALN-AT3, and other undisclosed programs.”

Under a new license agreement, Alnylam and Tekmira have agreed to consolidate certain IP elements related to LNP technology for the systemic delivery of RNAi therapeutic products. Specifically, certain patents and patent applications, including the MC3 lipid family, will be assigned by Alnylam to Tekmira. Alnylam retains full rights to use this IP for advancing RNAi therapeutic products to the market, including the rights to sublicense IP on a product-by-product basis. Alnylam has also agreed to grant five additional non-exclusive therapeutic licenses to Tekmira.

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In addition, Alnylam has elected to buy out its manufacturing obligations to Tekmira with respect to its LNP-based pipeline programs. Alnylam will make a one-time payment of $30 million to Tekmira in order to have the rights to manufacture its own LNP-based products going forward, either itself or through a third-party contractor. Alnylam has established its own Good Manufacturing Practice (GMP) capabilities and process for its LNP-based products. Alnylam will employ this manufacturing capability for the advancement of ALN-TTR02 into Phase III clinical trials, which the company expects to start by the end of 2013.

Further, Alnylam has elected to buy-down certain future potential milestone and royalty payments due to Tekmira for its ALN-VSP, ALN-PCS, and ALN-TTR02 LNP-based products. Specifically, Alnylam will make a one-time payment of $35 million to Tekmira in association with the termination of the prior license agreements between the companies and the significant reduction in milestone and royalty payments for its ALN-VSP, ALN-PCS, and ALN-TTR02 products. Tekmira will also be eligible to receive an additional $10 million in aggregate in contingent milestone payments related to advancement of ALN-VSP and ALN-TTR02 products, which now represent the only potential milestones for ALN-VSP, ALN-PCS and ALN-TTR02 products. Alnylam will otherwise continue to be obligated to pay Tekmira potential milestones and royalties on all other future LNP-based products on terms identical to its original license agreements. Tekmira will continue to be obligated to pay Alnylam potential milestones and royalties on certain RNAi therapeutic products developed under its licenses from Alnylam on terms identical to its original license agreements.

Finally, Alnylam and Tekmira have agreed to settle all ongoing litigation between the parties. The parties have also agreed to a resolution of the interference proceeding related to Alnylam-owned US Patent No. 7,718,629 directed to an siRNA component in ALN-VSP. In addition, Tekmira and AlCana Technologies, Inc. have agreed to drop their claims and counterclaims in both the Massachusetts and British Columbia lawsuits. Finally, the parties have agreed to a covenant not to sue on matters related to the current dispute in the future, which includes liquidated damages to be paid if the covenant is breached, and have also agreed to resolve any future disputes that might arise over the next three years with binding arbitration.

Alnylam will incur a $65 million charge to operating expenses during the fourth quarter of 2012 related to the restructuring of its license agreements with Tekmira. As a result of the payments being made in connection with this restructuring, Alnylam is revising its financial guidance to end 2012 with greater than $215 million in cash.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in

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organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia, ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and ALN-TMP for the treatment of hemoglobinopathies. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partnered programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, Ascletis, Monsanto, and Genzyme. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline, Sanofi, AstraZeneca and Biogen Idec. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About LNP Technology

Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products using LNP technology.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, statements regarding Alnylam’s views with respect to the outcome of this settlement and the restructuring of its relationship with Tekmira, its expectations

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regarding the payment to and receipt from Tekmira of future milestones and royalties, its plans with respect to the manufacture of LNP-based RNAi therapeutics, its expected cash position as of December 31, 2012, and Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to successfully advance RNAi therapeutics, in particular ALN-VSP, ALN-PCS and ALN-TTR, resulting in the potential achievement of milestone and royalty events and thus the benefit to Alnylam of the buy-down of such payments, Alnylam’s ability to manufacture or have manufactured its LNP-based RNAi therapeutics for clinical and commercial use, obtaining, maintaining and protecting intellectual property and Alnylam’s dependence on Tekmira for the protection of and access to certain LNP IP, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to raise additional capital, and Alnylam’s ability to establish and maintain strategic business alliances and new business initiatives, as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

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Tekmira and Alnylam Restructure Relationship and Settle All Litigation

FOR IMMEDIATE RELEASE:	November 12, 2012

Vancouver, BC – Tekmira Pharmaceuticals Corporation (Nasdaq: TKMR, TSX: TKM) today announced that it has entered into a settlement agreement with Alnylam Pharmaceuticals, Inc. that resolves all litigation between the companies, and has signed a new licensing agreement that restructures the relationship and provides clarity on all intellectual property and licensing issues between the companies. As a result of the restructuring and new agreements, Tekmira will receive $65 million within 10 days and is eligible to receive $10 million in near-term milestone payments expected to be received in 2013.

“Today’s announcement provides assurances for our stakeholders that we accomplished what we set out to do when we initiated this litigation. We now have clarity around the intellectual property that protects our lipid nanoparticle (LNP) technology and a cash payment that will enable us to continue the execution of our business plan into 2015,” said Dr. Mark J. Murray, Tekmira’s President and CEO.

“Tekmira is entering an exciting new era of growth and development. Clarity of rights and ownership around our LNP intellectual property – the leading technology for the systemic delivery of RNAi therapeutics – combined with a strong balance sheet should strengthen our ability to invest in, advance and expand our own product pipeline. We also look forward to establishing new business relationships with pharmaceutical partners driven by intellectual property certainty and recent promising clinical data validating the therapeutic utility of LNP-enabled products,” added Dr. Murray.

As part of this settlement and restructuring, all previous agreements between the companies are terminated and a new license agreement has been established that provides clear terms outlining Tekmira’s LNP intellectual property. Under the terms of the new license agreement:

•

Alnylam will transfer all agreed-upon patents and patent applications related to LNP technology for the systemic delivery of RNAi therapeutic products, including the MC3 lipid family, to Tekmira, who will own and control prosecution of this intellectual property portfolio. Tekmira is the only company able to sublicense LNP intellectual property in future platform-type relationships.

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Tekmira will receive a total of $65 million in cash payments within 10 days. This includes $30 million associated with the termination of the manufacturing agreement and $35 million associated with the termination of the previous license agreements, as well as a modification of the milestone and royalty schedules associated with Alnylam’s ALN-VSP, ALN-PCS, and ALN-TTR02 programs.

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Tekmira is also eligible to receive an additional $10 million in near-term milestones, comprised of a $5 million payment upon ALN-TTR02 entering a pivotal trial and a $5 million payment related to initiation of clinical trials for ALN-VSP in China. Both near-term milestones are expected to occur in 2013.

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Alnylam no longer has “opt-in” rights to Tekmira’s lead oncology product, TKM-PLK1; Tekmira now holds all development and commercialization rights related TKM-PLK1, which is expected to enter Phase 2 clinical trials in 2013.

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In addition to its eight existing InterfeRx licenses, Tekmira will receive five additional non-exclusive licenses to develop and commercialize RNAi therapeutics based on Alnylam’s siRNA payload technology. Tekmira will pay Alnylam milestones and royalties for these products.

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Alnylam has a license to use Tekmira’s intellectual property to develop and commercialize products, including ALN-TTR02, ALN-VSP, ALN-PCS, and other LNP-enabled products. Alnylam has rights to sublicense Tekmira’s LNP technology if it is part of a product sublicense. Tekmira remains eligible for milestone and royalty payments as Alnylam’s LNP-enabled products are developed and commercialized.

Alnylam and Tekmira have agreed to settle all ongoing litigation between the parties. The parties have also agreed to a resolution of the interference proceeding related to Alnylam-owned US Patent No. 7,718,629 directed to an siRNA component in ALN-VSP. Finally, the parties have agreed to a covenant not to sue on matters related to the current dispute in the future, which includes liquidated damages to be paid if the covenant is breached, and have also agreed to resolve any future disputes that might arise over the next three years with binding arbitration.

Tekmira and AlCana Technologies, Inc. have also agreed to settle all ongoing litigation between the parties. Tekmira expects to enter into a cross license agreement with AlCana which will include milestone and royalty payments, and AlCana has agreed not to compete in the RNAi field for five years.

About RNAi and Tekmira’s LNP Technology

RNAi therapeutics have the potential to treat a broad number of human diseases by “silencing” disease causing genes. The discoverers of RNAi, a gene silencing mechanism used by all cells, were awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi therapeutics, such as “siRNAs,” require delivery technology to be effective systemically. Tekmira believes its LNP technology represents the most widely adopted delivery technology for the systemic delivery of RNAi therapeutics. Tekmira’s LNP platform is being utilized in multiple clinical trials by both Tekmira and its partners. Tekmira’s LNP technology (formerly referred to as stable nucleic acid-lipid particles or SNALP) encapsulates siRNAs with high efficiency in uniform lipid nanoparticles that are effective in delivering RNAi therapeutics to disease sites in numerous

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preclinical models. Tekmira’s LNP formulations are manufactured by a proprietary method which is robust, scalable and highly reproducible and LNP-based products have been reviewed by multiple FDA divisions for use in clinical trials. LNP formulations comprise several lipid components that can be adjusted to suit the specific application.

About Alnylam RNAi Technology

Tekmira has licenses to Alnylam RNAi intellectual property for certain siRNA programs.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle delivery technology to pharmaceutical partners. Tekmira has been working in the field of nucleic acid delivery for over a decade and has broad intellectual property covering LNPs. Further information about Tekmira can be found at www.tekmirapharm.com. Tekmira is based in Vancouver, B.C.

Forward-Looking Statements and Information

This news release contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are generally identifiable by use of the words “believes,” “may,” “plans,” “will,” “anticipates,” “intends,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “projects” and similar expressions, and the negative of such expressions. Forward-looking statements in this news release include statements about the settlement to resolve all litigation between Tekmira and Alnylam Pharmaceuticals, Inc. and AlCana Technologies, Inc., including the patent infringement lawsuit; statements about the quantum and timing of Tekmira’s expected payments related to the settlement agreement and new licensing agreement with Alnylam; statements about Tekmira’s expected payments funding the continued execution of its business plan into 2015; Tekmira’s ability to invest in, advance and expand its product pipeline; the establishment of new business relationships with pharmaceutical partners; clinical data validating the therapeutic utility of LNP-enabled products; expected timing of Phase 2 clinical trials for TKM-PLK1; milestones and royalty payments from Alnylam’s LNP-enabled products; the additional five non-exclusive InterfeRx licenses; future disputes and mechanisms for resolution of disputes with Alnylam; Tekmira’s expectations of entering into a cross license agreement with AlCana, which includes anticipated milestone and royalty payments and an expected agreement for AlCana not to compete in the RNAi field for five years; and Tekmira’s strategy, future operations, clinical trials, prospects and the plans of management; RNAi (ribonucleic acid interference) product development programs; the future royalty payments expected from the ALN-TTR, ALN-VSP, ALN-PCS and other LNP-enabled product development programs of Alnylam; and Tekmira’s expectations with respect to existing and future agreements with third parties.

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With respect to the forward-looking statements contained in this news release, Tekmira has made numerous assumptions regarding, among other things: LNP’s status as a leading RNAi delivery technology; the timing and results of clinical data releases and use of LNP technology by Tekmira’s development partners and licensees; the time required to complete research and product development activities; the timing and quantum of payments to be received under contracts with Tekmira’s partners including Alnylam and others; the timing of receipt of an immediate payment of $65 million and $10 million in additional milestone payments from Alnylam expected in 2013; Tekmira’s receipt of five additional non-exclusive InterfeRx licenses; Tekmira’s financial position and its ability to execute on its business strategy; and Tekmira’s ability to protect its intellectual property rights and not to infringe on the intellectual property rights of others. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: expected payments related to the licensing agreement between Tekmira and Alnylam may not be received in the quantum and on the timing currently anticipated, or at all; payments received from the settlement may not be sufficient to fund Tekmira’s continued business plan as currently anticipated; Tekmira may never invest in, advance or expand its product pipeline; Tekmira may not be able to establish new business relationships with pharmaceutical partners; LNP-enabled products may have no therapeutic utility; TKM-PLK1 may never enter into Phase 2 clinical trials; Tekmira may never receive milestones or royalty payments from Alnylam; Tekmira may not receive any additional non-exclusive InterfeRx licenses; the possibility that Tekmira does not enter into a cross license agreement with AlCana on the terms currently anticipated, or all; the possibility that other organizations have made advancements in RNAi delivery technology that Tekmira is not aware of; difficulties or delays in the progress, timing and results of clinical trials; future operating results are uncertain and likely to fluctuate; economic and capital market conditions; Tekmira’s ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; Tekmira’s research and development capabilities and resources will not meet current or expected demand; Tekmira’s development partners and licensees conducting clinical trial, development programs and joint venture strategic alliances will not result in expected results on a timely basis, or at all; anticipated payments under contracts with Tekmira’s collaborative partners may not be received by Tekmira on a timely basis, or at all, or in the quantum expected by Tekmira; Tekmira’s products may not prove to be effective in the treatment of cancer and infectious disease; and the possibility that Tekmira has not sufficiently budgeted for expenditures necessary to carry out planned activities.

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A more complete discussion of the risks and uncertainties facing Tekmira appears in Tekmira’s annual report on Form 20-F for the year ended December 31, 2011 (Annual Report), which is available at www.sedar.com or at www.sec.gov/edgar.shtml. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

CONTACTS:

TEKMIRA

Investors

Jodi Regts

Director, Investor Relations

Phone: 604-419-3234

Email: jregts@tekmirapharm.com

Media

David Ryan

Longview Communications Inc.

Phone: 416-649-8007

Email: dryan@longviewcomms.ca

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